Pricing Supplement dated April 25, 2003                       Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF57

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

                     Issuer: Textron Financial Corporation



-------------------------------------------------------------------------------------------
Principal Amount:  $5,000,000                Initial Interest Rate:  2.57000%
Agent's Discount or Commission:  $17,500     Original Issue Date * :  April 30, 2003
Net Proceeds to Issuer * :  $4,984,641.67    Stated Maturity Date:  April 24, 2006
-------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating  Rate/Fixed  Rate Note
        Fixed  Rate  Commencement  Date:
        Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
        [ ]CD Rate                [ ]Federal Funds Rate  [ ]Prime Rate
        [ ]CMT Rate               [X]LIBOR               [ ]Other (see attached)
        [ ]Commercial Paper Rate  [ ]Treasury Rate

If LIBOR:
        [ ]LIBOR Reuters Page:
        [X]LIBOR Telerate Page:  3750
        LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +125 bps                        Maximum Interest Rate:     %

Spread Multiplier:  N/A                        Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  July 24, 2003

Interest Reset Dates:  Quarterly,  on the 24th day of January,  April,  July and
                       October

Interest Payment Dates:  Quarterly,  on the 24th day of January, April, July and
                         October

Interest  Determination  Dates:  Two London and New York  business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X]  Actual/360  for the period  from April 24,  2003 to April 24, 2006
       [ ]  Actual/Actual for the period from  _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ]Merrill Lynch, Pierce, Fenner & Smith    [ ]Wachovia Securities
                   Incorporated                  [ ]Fleet Securities, Inc.
     [ ]Banc of America Securities LLC           [X]J.P. Morgan Securities Inc.
     [ ]Banc One Capital Markets, Inc.           [ ]Salomon Smith Barney Inc.
     [ ]Barclays Capital Inc.                    [ ]UBS Warburg LLC
     [ ]Credit Suisse First Boston Corporation   [ ]Other: _____________________
     [ ]Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [ ] Principal

If as Principal:
       [ ]The Notes are being  offered at varying  prices  related to prevailing market prices at the time of resale.
       [ ]The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $2,141.67 of accrued interest. Interest will be paid from April 24, 2003.



       Terms are not completed for certain items above because such items are not applicable.